Exhibit 99.1

BIOTIME, INC.

935 Pardee Street
Berkeley, CA 94710
Tel: 510-845-9535
Fax: 510-845-7914
www.biotimeinc.com

For Further Information:
Judith Segall (510) 845-9535

FOR IMMEDIATE RELEASE
April 1, 2005

BIOTIME ANNOUNCES FOURTH QUARTER
AND FISCAL YEAR-END RESULTS

•	57% Increase in Royalty Revenue Recorded on Hextend Sales for the Year

•	Total 2004 Revenues Increase 24%

•	48% Increase in Royalty Revenue Recorded on Hextend Sales for the Quarter

•	Sales of Hextend Begin in South Korea

BERKELEY, CA, April 1, 2005 – BioTime, Inc. (Amex: BTX) today announced financial results for the fourth quarter and fiscal year ended December 31, 2004. BioTime also announced that sales of Hextend® have commenced in South Korea. Hextend is BioTime’s proprietary physiologically balanced blood plasma volume expander, designed especially to treat low blood volume during major surgery where patients experience significant blood loss. Hextend is being manufactured and marketed in the United States and Canada by Hospira, Inc. and in South Korea by CJ Corp. under exclusive licenses from BioTime.

Overall revenues increased 24 percent to $688,377 for the year ended December 31, 2004, from $556,422 for the year ended December 31, 2003.

BioTime’s royalties from Hextend sales in the United States and Canada increased 57 percent to $589,517 for the year ended December 31, 2004, from $375,337 received in 2003. During 2003, BioTime also received $138,897 of additional royalties from Abbott Laboratories, Hospira’s former parent, to preserve certain rights under their license.

License revenue increased 87 percent to $78,700 for the year ended December 31, 2004, from $42,187 in 2003. In 2004, license revenue reflects recognition of revenue under our license agreement with CJ Corp. Under this agreement we have received to date $586,000, net of foreign taxes and finders’ fees, which is being recognized over multiple periods.

In December 2004, we entered into an agreement with Summit Pharmaceuticals International to develop Hextend and PentaLyte® for the Japanese market. As part of this agreement, we received $300,000 from Summit as partial reimbursement of BioTime’s development costs.

Our deferred revenue balance at December 31, 2004 was $901,563. Deferred revenues include license fees and similar payments received under our agreements with CJ Corp. and Summit that will be recognized as income over future periods.

BioTime reported a net loss of $(3,085,324), or $(0.18) per basic and diluted share, for the year ended December 31, 2004, compared to a net loss of $(1,742,074), or $(0.12) per basic and diluted share, for the year ended December 31, 2003. Our results for 2003 included $1,000,000 of other income generated from key man life insurance policy proceeds collected after the death of former Chairman and Chief Executive Officer, Paul Segall.

BioTime’s royalties from Hextend sales by Hospira, Inc. increased 48 percent to $147,148 for the quarter ended December 31, 2004, from $99,674 in 2003. In addition to those royalties, fourth quarter 2003 revenues included $138,897 of additional royalties paid by Abbott Laboratories to preserve certain rights under their license. Consequently, overall revenue for the fourth quarter ended December 31, 2004 decreased 24 percent to $191,959 from $252,633 for the fourth quarter 2003.

BioTime incurred a net loss of $(548,054), or $(0.03) per basic and diluted share, for the three months ended December 31, 2004, compared to a net loss of $(598,093), or $(0.04) per basic and diluted share, for the three months ended December 31, 2003.

In January 2005, BioTime received $165,321 in royalties on Hextend sales by Hospira that occurred during the fourth quarter of 2004, representing an increase of 43% from $115,887 received during the same period of 2003. This revenue will be reflected in our financial statements for the first quarter of 2005. We recognize royalty revenues in the quarter in which we receive sales reports rather than in the quarter in which the sales that generated the royalties occurred.

Cash and cash equivalents totaled approximately $1.4 million at December 31, 2004, compared with $717,184 at December 31, 2003. Total shareholders’ equity was $344,770 at December 31, 2004, compared with total shareholders’ deficit of approximately $2.4 million at December 31, 2003. In 2004, BioTime retired its debt of $3,350,000 and currently has no long-term debt.

CJ Corp. commenced sales of Hextend in South Korea during the first quarter of 2005. CJ Corp. also has the right to manufacture and market PentaLyte in South Korea, and will seek any regulatory approvals required to manufacture and market that product, including conducting any clinical trials that may be required by the Korea Food and Drug Administration. PentaLyte is BioTime’s proprietary pentastarch-based synthetic plasma expander similar in formulation to Hextend, designed especially for use when faster elimination of the starch component is medically desired. BioTime is beginning a Phase II clinical testing of PentaLyte in the United States.

The sale of Hextend by CJ Corp. in South Korea marks BioTime’s initial entry into the overseas markets. CJ obtained regulatory approval to market Hextend in South Korea in June 2004. In addition to a license fee of $800,000 paid for the marketing rights to Hextend and PentaLyte, CJ Corp. will pay BioTime a royalty on sales of the licensed products. The initial royalty rate for sales of Hextend will be $1.30 per 500 mL unit sold based upon the current price approved by Korea’s National Health Insurance. The royalty rate may increase to as much as $2.60 per 500 mL unit under the licensing agreement if Korean National Health Insurance approves price increases in the future.

“With unquestionable efficiency CJ has commenced sales of Hextend, BioTime’s first overseas product. As one of the leading pharmaceutical companies in Korea and with a strong global network, CJ Corp. is a very powerful partner for BioTime,” commented Judith Segall, BioTime Vice President of Operations, Office of the President. “As we expand our commercialization efforts of Hextend in North America and Asia, we expect continued growth in revenues. We have also made further progress in the development of our HetaCool® and PentaLyte products. PentaLyte is currently in Phase II clinical trials and in April 2004 we were awarded a research grant by the National Heart, Lung, and Blood Institute division of the National Institutes of Health for use in the development of HetaCool. We are excited about our achievements in 2004, and look forward to continued success in 2005.”

About BioTime, Inc.

BioTime, headquartered in Berkeley, California develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, organ preservation solutions and technology for use in surgery, emergency trauma treatment and other applications. BioTime’s lead product Hextend is manufactured and distributed in the U.S. and Canada by Hospira, Inc. and in South Korea by CJ Corp. under exclusive licensing agreements. Information about BioTime can be found on the web at www.biotimeinc.com.

Hextend®, PentaLyte®, and HetaCool® are registered trademarks of BioTime, Inc.

Forward Looking Statements

The matters discussed in this press release include forward-looking statements which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated. Such risks and uncertainties include but are not limited to the results of clinical trials of BioTime products; the ability of BioTime and its licensees to obtain additional FDA and foreign regulatory approval to market BioTime products; competition from products manufactured and sold or being developed by other companies; and the price of and demand for BioTime products. Other risk factors are discussed in BioTime’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

-Financial Tables Follow-

BIOTIME, INC.

CONDENSED BALANCE SHEETS

	December 31,	December 31,
	2004	2003
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$1,370,762	$717,184
Prepaid expenses and other current assets	122,225	289,865

Total current assets	1,492,987	1,007,049

EQUIPMENT, net of accumulated depreciation of $568,557 and $532,663	12,552	48,446
DEPOSITS AND OTHER ASSETS	16,050	16,050

TOTAL ASSETS	$1,521,589	$1,071,545

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$275,256	$408,891
Current portion of debentures, net of discount of $664,608 in 2003	—	2,685,392
Total current liabilities	275,256	3,094,283

DEFERRED LICENSE REVENUE	901,563	407,813

COMMITMENTS SHAREHOLDERS’ EQUITY (DEFICIT):

Common Shares, no par value, authorized 40,000,000 shares; issued and outstanding shares; 17,811,450 and 13,654,949	38,718,197	32,857,552
Contributed Capital	93,972	93,972
Accumulated deficit	(38,467,399)	(35,382,075)

Total shareholders’ equity (deficit)	344,770	(2,430,551)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$1,521,589	$1,071,545

BIOTIME, INC.

CONDENSED STATEMENTS OF OPERATIONS

	Year Ended
		December 31,
	2004	2003	2002
REVENUE:

License fees	$78,700	$42,187	$—
Royalty from product sales	589,517	514,235	352,641
Grant income	20,160	—	—
Reimbursed regulatory fees	—	—	34,379

Total revenue	688,377	556,422	387,020

EXPENSES:
Research and development	(1,123,261)	(903,018)	(1,103,490)
General and administrative	(1,484,372)	(1,260,712)	(1,318,159)

Total expenses	(2,607,633)	(2,163,730)	(2,421,649)

INTEREST EXPENSE AND OTHER INCOME:
Interest expense	(1,148,888)	(1,090,612)	(830,952)
Other income	32,338	1,038,366	20,649

Total interest expense and other income	(1,116,550)	(52,246)	(810,303)

Foreign Taxes	(49,518)	(82,520)	—

NET LOSS	$(3,085,324)	$(1,742,074)	$(2,844,932)

BASIC AND DILUTED LOSS PER SHARE[1]	$(0.18)	$(0.12)	$(0.22)

COMMON AND EQUIVALENT SHARES USED IN COMPUTING PER SHARE AMOUNTS:
BASIC AND DILUTED[1]	17,453,509	14,256,841	12,979,694

1 The weighted average shares used in computing basic and diluted loss per share have been adjusted to give retroactive effect to shares issued in the rights offer completed on January 21, 2004.

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